NEWS RELEASE

For further information contact:

Kerry J. Chauvin                                       Joseph "Duke" Gallagher
Chief Executive Officer                                Chief Financial Officer
(504) 872-2100                                         (504) 872-2100
FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 6, 1997



			GULF ISLAND FABRICATION, INC.
		      ANNOUNCES TWO-FOR-ONE STOCK SPLIT


	Gulf Island Fabrication, Inc. (Nasdaq - GIFI) announced that its Board of Directors today declared a two-for-one stock split. The stock split will be accomplished by way of a dividend of one share of Common Stock, no par value per share, on each outstanding share of such stock.

	The stock dividend will be paid on October 28, 1997 to shareholders of record at the close of business on October 21, 1997.

	The stock split will increase the number of outstanding shares of Gulf Island Fabrication, Inc.'s Common Stock from 5,800,000 to 11,600,000.

	Gulf Island Fabrication, Inc. is a leading fabricator of offshore drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves.


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